Exhibit 99.1
Form 8-K
January 26, 2006

NEWS RELEASE
THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak

(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Raises Quarterly Dividend;
Two Directors Elected to its Board

ST. LOUIS, January 26, 2006 — The Board of Directors of The Laclede Group, Inc., (NYSE: LG) at a meeting held today increased the quarterly dividend to 35 1/2 cents per share from 34 1/2 cents per share on its $1 Par Common Stock. The dividend will be payable April 3, 2006, to shareholders of record on March 10, 2006. In addition, the Board of Directors of Laclede Gas Company declared a quarterly dividend of 31 1/4 cents per share on Preferred Stock, Series B, and a quarterly dividend of 28 1/2 cents per share on Preferred Stock, Series C, payable March 31, 2006, to shareholders of record on March 10, 2006.

Earlier today, at the Annual Meeting of Shareholders, shareholders re-elected two members of The Laclede Group’s Board of Directors: Arnold W. Donald, President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International and former Chairman of Merisant Company; and William E. Nasser, retired Chairman, Chief Executive Officer and President of Petrolite Corporation.

Mr. Donald has served on The Laclede Group’s Board of Directors since 2003, and Mr. Nasser has served since 1994. Both were elected to three-year terms.

Also at the annual meeting, shareholders approved The Laclede Group’s Incentive Plan and 2006 Equity Incentive Plan, ratified the Company’s appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2006, and reduced the minimum size of the Board of Directors to seven.

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